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                                  EXHIBIT 10.72


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                                UNWIND AGREEMENT

THIS UNWIND AGREEMENT, dated as of the 30th day of May, 1996 by and between Odyssey Communications, Inc., a Delaware corporation ("Seller"), and Commodore Media of Norwalk, Inc., a Delaware corporation ("Buyer"). All capitalized terms used herein without definition have the meanings assigned to them in the Asset Purchase Agreement described below.

                                   WITNESSETH

        WHEREAS, Q Broadcasting, Inc., which was subsequently merged with and into Seller, and Buyer are parties to that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of March 15, 1996 providing for the sale and assignment to Buyer (the "Assignment"), subject to approval by the FCC, the Consent to Assignment of the City Lease as provided in Section 8.1(m) of the Asset Purchase Agreement Agreement ("City Lease Consent") and other conditions contained in the Asset Purchase Agreement, substantially all of the assets of radio stations WSTC(AM) and WKHL(FM), Stamford, Connecticut including the FCC Licenses; and

        WHEREAS, Seller and Buyer believe it is desirable and in the public interest that the transactions contemplated in the Asset Purchase Agreement be consummated within the period of time set forth in the Asset Purchase Agreement after FCC Consent by the Mass Media Bureau of the FCC pursuant to delegated authority even though Buyer is entitled pursuant to the Asset Purchase Agreement to await finality of the Assignment of Licenses; and

        WHEREAS, Seller and Buyer believe it is desirable and in the public interest that Seller and Buyer enter into the License Agreement for use by the Buyer of the facilities located at the site of the City Lease attached hereto as Attachment A (the "License Agreement") and that the transactions contemplated in the Asset Purchase Agreement be consummated prior to completion of all of the requirements for the City Lease Consent, even though Buyer is entitled pursuant to the Asset Purchase Agreement to await the City Lease Consent; and

        WHEREAS, in the event that after the Closing that any "Unwind Event" as defined herein shall occur, Seller and Buyer desire to make appropriate provisions for (a) the retransfer to Seller of the FCC Licenses and other Assets to be transferred pursuant to the Asset Purchase Agreement; and (b) the repayment to Buyer of the Purchase Price paid by Buyer to Seller pursuant to the Asset Purchase Agreement with adjustments as provided herein; and


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        WHEREAS, this Unwind Agreement is a material inducement for Seller to transfer to Buyer the Assets to be conveyed pursuant to the Asset Purchase Agreement and for the Buyer to pay to Seller the Purchase Price as provided in the Asset Purchase Agreement, all prior to the date upon which the Assignment of FCC Licenses would be a Final Order and the City Lease Consent obtained;

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, Buyer and Seller agree as follows:

        1. Buyer and Seller agree that notwithstanding anything to the contrary contained in the Asset Purchase Agreement the Closing Date shall occur before the FCC Consent becomes a Final Order and the City Lease Consent is obtained. The parties agree that the transactions undertaken in consummation of the Asset Purchase Agreement will be unwound and reversed in the event of any of the following (an "Unwind Event"):

        (a) The FCC or court of competent jurisdiction orders the unwinding and reversal of the consummation of the Asset Purchase Agreement;

        (b) The City Lease Consent is not obtained by August 31, 1996; or

        (c) Prior to the City Lease Consent the City of Stamford or any other person other than AT&T (as defined below) evicts Buyer or otherwise terminates Buyer's right to use the facilities located at the site of the City Lease pursuant to the License Agreement.

        2. Subject to Section 3 below which shall take precedence, upon an Unwind Event, the Time Brokerage Agreement attached hereto as Attachment B (the "Time Brokerage Agreement") shall at the sole option of Buyer thereupon become effective on the third business day after written notice by Buyer to Seller of such election and Seller and Buyer shall fully cooperate so as to restore to each other their respective rights, titles and interests enjoyed by each of them immediately prior to closing of the Asset Purchase Agreement with respect to all Assets, transferred, moneys paid, documents executed, rights assigned and obligations assumed (including contracts entered into between the date hereof and Unwind Closing (as defined below)). The parties shall hold a closing (the "Unwind Closing") as quickly as possible following the Unwind Event, but in no event later than the date ordered by the FCC or court, at which time (a) Buyer shall (i) reassign, retransfer and redeliver to Seller the Assets, in good operating condition (ordinary wear and tear excepted) by instruments of transfer comparable to those delivered to Buyer at the Closing pursuant to the Asset Purchase Agreement and (ii) provide such information as Seller shall reasonably request comparable to the Schedules, documents and information
Seller has delivered to Buyer pursuant to the Asset Purchase Agreement, and (b) Seller shall deliver to Buyer documents comparable to those delivered to Seller at the Closing pursuant to the Purchase Agreement and shall pay to


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Buyer and its designees the Purchase Price and other consideration as required under paragraph 3 hereof.

        3. Seller has simultaneously with the execution and delivery of this Unwind Agreement caused to be delivered to Buyer the Irrevocable Letter of Credit of Chemical Bank for the benefit of AT&T Commercial Finance Corporation ("AT&T") in the amount of $3,300,000 attached hereto as Attachment
C and the Irrevocable Letter of Credit of Chemical Bank for the benefit of Buyer attached hereto as Attachment D. Upon the occurrence of any of the events set forth in paragraph 6 hereof, (i) AT&T shall be entitled and is hereby authorized to draw as a beneficiary under the Letter of Credit attached hereto as Attachment C, an amount equal to $3,300,000 which represents the portion of the Purchase Price received directly from AT&T on behalf of the Buyer on the Closing Date; (ii) Buyer shall be entitled and is hereby authorized to draw as a beneficiary under the Letter of Credit attached hereto as Attachment D, an amount equal to $5,700,000; (iii) Seller shall pay to Buyer interest at the annual rate of nine (9%) percent on $9,500,000 (less interest received by Buyer from MVP (as defined below) pursuant to subsection (iv) of this paragraph 3), minus the amount of all net income of Buyer with respect to the Stations or plus any net loss of Buyer with respect to the Stations for the period from the Closing Date to the date of the Unwind Closing, before any deductions for income tax expense and depreciation and amortization expense; and (iv) Buyer shall deliver the Escrow Instructions attached as Attachment E hereto, which Seller authorizes Buyer to date and deliver upon the occurrence of an event set forth in paragraph 6 hereof, to Media Venture Partners ("MVP") and Buyer shall be entitled to receive the $500,000 amount plus interest held by MVP to date pursuant to the Indemnification Escrow Agreement. In addition to the foregoing, if Buyer has purchased or leased any item of personal property or fixtures ("Property") used or useful in the operation of the Stations, then Seller at its sole election may purchase such item(s) by payment to Buyer at the Unwind Closing the cost thereof or acquire the lease(s) for such items by assuming from Buyer all remaining obligations under such leases. If Seller does not acquire the Property from Buyer at the Unwind Closing or acquire the leases for such Property, Buyer shall retain the ownership or leasehold rights to such Property.

        4. Between the Closing Date and the date the Time Brokerage Agreement becomes effective on the Unwind Closing (the "Interim Period"), the Stations shall be deemed to have been operated for the benefit of Buyer, so that Buyer, subject to paragraph 3 above, shall be entitled to retain all income and receivables from operation of the Stations received during the Interim Period and shall be responsible for all liabilities, costs and expenditures arising from Buyer's operation of the Stations during the Interim Period.

        5. In order to effect the transactions contemplated herein to occur at the Unwind Closing, Buyer and Seller shall promptly and diligently join in and file an appropriate FCC application for such consent to the assignment of the licenses to operate the Stations from Buyer to Seller (the "FCC Re-Transfer Consent") no later than five (5) business days after the occurrence of an Unwind Event (provided, however, if the


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Unwind Event is under paragraph 1(a) Buyer may defer the filing of such application at its discretion and will notify Seller of Buyer's desire to file an application at least seven (7) business days prior to the intended date of filing). Buyer and Seller will use their best efforts to insure the re-transfer of the FCC Licenses to Seller from Buyer. The Unwind Closing contemplated by this Unwind Agreement shall be scheduled for two (2) business days after receipt of the FCC Re-Transfer Consent. Any FCC fees with respect to an application for such FCC Re-Transfer Consent shall be borne solely by Seller, and all other expenses with respect to the preparation, filing and prosecution of such application shall be borne solely by Seller.

        6. AT&T and Buyer shall be entitled, and are hereby authorized, to draw as beneficiaries under the Irrevocable Letters of Credit referred to in paragraph 3 above, in full, if any one or more of the following occur:

        (a) Seller fails to file an appropriate application with the FCC as required under paragraph 5 hereof; or

        (b) On the Unwind Closing date scheduled under paragraph 5 hereof, regardless of whether such closing occurs; or

        (c) The appropriate FCC Consent required for re-transfer of the FCC Licenses from Buyer and Seller are not obtained within 180 days after they are filed as required under paragraph 5 hereof; or

        (d) AT&T and Buyer are not provided with replacement Letters of Credit substantially in the form of Attachments C and D hereto (except for the expiration dates which shall be extended for a period of not less than six months) from Chemical Bank or its successor, at least five (5) business days prior to the expiration date of such Letters of Credit

        7. Except to the extent amended by the provisions of this Unwind Agreement, the Asset Purchase Agreement shall remain in full force and effect according to its terms; provided that in the event an ambiguity exists regarding terms of this Unwind Agreement and the Asset Purchase Agreement the terms of this Unwind Agreement shall control.

        8. This Unwind Agreement shall be terminated, and shall thereupon become null and void and of no further force or effect whatsoever, upon the later of (i) the date upon which the FCC Re-Transfer Consent becomes a Final Order or (ii) the date the City Lease Consent is obtained. Immediately upon such termination, AT&T and Buyer shall cancel and return to Seller the Letters of Credit.

        9. This Unwind Agreement, contains all of the terms agreed upon with respect to the subject matter hereof. This Unwind Agreement may not be altered or


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amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

        10. The Unwind Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their representatives, successors and assigns, as permitted hereunder. The parties acknowledge that AT&T is a third party beneficiary of this Unwind Agreement and such Unwind Agreement may not be amended or modified without the consent of AT&T.

        11. This Unwind Agreement is to be construed and enforced in accordance with the laws of the State of New York but not including the choice of law rules thereof. In the event any action is brought by either party against the other with respect to this Unwind Agreement, the parties hereby consent to the jurisdiction of the federal or state courts located in New York County, New York.

        12. This Unwind Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument.

        13. Neither party hereto shall assign this Unwind Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is Seller), and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


ODYSSEY COMMUNICATIONS, INC.                    COMMODORE MEDIA OF
                                                NORWALK, INC.



By: /s/ Michael Kakoyiannis                     By:  /s/ Bruce A. Friedman
   -------------------------                        -------------------------
   Name: Michael Kakoyiannis                        Name: Bruce A. Friedman
   Title: Pres./CEO                                 Title: President and Chief
                                                           Executive Officer



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